NOBILITY HOMES, INC. ANNOUNCES SALESAND
EARNINGS FOR ITS SECOND QUARTER 2006

        Ocala, FL…June 8, 2006 — Today Nobility Homes, Inc. (NASDAQ: NOBH) announced record sales for its second quarter and six months ended May 6, 2006. Sales for the second quarter of 2006 were up 7% to $16,689,420 as compared to $15,529,132 in the second quarter of 2005. Income from operations increased 6% to $2,512,493 versus $2,361,985 in the same period a year ago. Net income after taxes was up 13% to $1,918,627 as compared to $1,692,002 for the same period last year. Diluted earnings per share for the second quarter of 2006 improved 12% to $0.46 per share compared to $0.41 per share last year.

        For the first six months of fiscal 2006, sales increased 12% to $30,396,062 as compared to sales of $27,040,266 in the first six months of last fiscal year. Income from operations for the first six months improved 18% to $4,471,410 versus $3,780,548 in the same period last year. Net income increased 23% to $3,409,064 versus last year’s results of $2,764,782 for the same six month period. Diluted earnings per share were up 22% to $0.82 per share versus last year’s six months results of $0.67 per share.

        Nobility’s financial position continued to improve during the second quarter of 2006 and remains very strong with cash and cash equivalents, short and long-term investments of $23,216,052 and no outstanding debt. Working capital is $18,725,179 and our ratio of current assets to current liabilities is 3.5:1. Stockholders’ equity increased to $38,478,350 and the book value per share of common stock increased to $9.55. The Company repurchased in the open market 32,000 shares of its common stock during the first six months of 2006. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market and authorized an odd-lot tender offer to shareholders owning fewer than 100 shares of Nobility’s common stock. Primarily as a result of the increasing costs related to the Sarbanes-Oxley 404 compliance and the increasing costs of being a public company, the Board of Directors has approved the hiring of an investment banking firm to explore the strategic alternatives available for the Company.

        Terry Trexler, President stated, “Second quarter sales of fiscal 2006, continued to be adversely impacted by the very competitive and difficult environment in the manufactured housing industry. Second quarter sales and earnings of fiscal year 2006, although a strong sales quarter for our retail organization, were adversely impacted by the volatile pricing in lumber, OSB, sheetrock, steel and oil related products and services. Overall, most construction materials, including materials used in the set-up of our homes, have increased or fluctuated widely in price over the past year with little price stability in sight. Nobility continues to out-perform the industry; however, in the near term we anticipate continued pressure on both sales and earnings resulting from these factors. Management remains optimistic for fiscal 2006, convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent in the Company. With an improving economy, stable unemployment claims, and increasing but still low interest rates in 2006, management expects the demand for our homes to remain strong. The Company is well positioned to capitalize on the demand in the future by controlling the retail distribution, financing, and insuring of our homes and by being financially sound to take advantage of opportunities as they develop.”

        Nobility Homes, Inc. has specialized for the past 39 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With nineteen Company retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

        MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, JUNE 8, 2006 AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 800-500-0920. THE PASSCODE FOR THE CALL IS 9510542. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://www.videonewswire.com/event.asp?id=34253.

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.
CONSOLIDATED BALANCE SHEETS

	May 6, 2006	November 5, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$11,007,962	$14,368,183
Short-term investments	439,252	414,526
Accounts receivable	1,671,396	250,376
Inventories	12,004,945	9,549,486
Prepaid income taxes	--	248,958
Prepaid expenses and other current assets	780,350	484,109
Deferred income taxes	217,828	225,245
Total current assets	26,121,733	25,540,883
Property, plant and equipment, net	3,949,666	3,791,558
Long-term investments	11,768,838	11,833,065
Other investments	1,919,957	1,819,494
Other assets	2,116,862	2,071,862
Total assets	$45,877,056	$45,056,862

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,815,264	$1,390,218
Accrued compensation	1,144,532	1,311,854
Accrued expenses and other current liabilities	851,847	1,318,657
Income taxes payable	28,042	--
Customer deposits	3,556,869	3,964,519
Total current liabilities	7,396,554	7,985,248
Deferred income taxes	2,152	2,152
Total liabilities	7,398,706	7,987,400
Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, $.10 par value, 500,000
shares authorized, none issued	--	--
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	9,004,459	9,005,610
Retained earnings	37,287,908	35,096,462
Accumulated other comprehensive income	191,336	174,027
Less treasury stock at cost, 1,335,492 and
1,306,182 shares, respectively, in 2006 and 2005	(8,541,844)	(7,743,128)

Total stockholders' equity	38,478,350	37,069,462

Total liabilities and stockholders' equity	$45,877,056	$45,056,862

NOBILITY HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	May 6, 2006	May 7, 2005	May 6, 2006	May 7, 2005
Net sales	$16,689,420	$15,529,132	$30,396,062	$27,040,266
Cost of goods sold	(11,741,282)	(10,960,299)	(21,334,889)	(19,260,000)

Gross profit	4,948,138	4,568,833	9,061,173	7,780,266
Selling, general and administrative expenses	(2,435,645)	(2,206,848)	(4,589,763)	(3,999,718)

Operating income	2,512,493	2,361,985	4,471,410	3,780,548

Other income:
Interest income	182,633	135,491	381,642	263,609
Undistributed earnings in joint venture - Majestic 21	103,418	102,355	204,963	186,934
Earnings from finance revenue sharing agreement	96,000	--	96,000	--
Miscellaneous income	18,083	9,171	22,049	10,691

	400,134	247,017	704,654	461,234

Income before provision for income taxes	2,912,627	2,609,002	5,176,064	4,241,782
Provision for income taxes	(994,000)	(917,000)	(1,767,000)	(1,477,000)

Net income	1,918,627	1,692,002	3,409,064	2,764,782
Other comprehensive income, net of tax:
Unrealized investment gain	14,600	12,246	17,308	38,896

Comprehensive income	$1,933,227	$1,704,248	$3,426,372	$2,803,678

Average shares outstanding
Basic	4,043,850	4,034,240	4,051,396	4,034,617
Diluted	4,140,970	4,145,603	4,148,013	4,146,093
Earnings per share
Basic	$0.47	$0.42	$0.84	$0.69
Diluted	$0.46	$0.41	$0.82	$0.67
Cash dividends paid per common share	$--	$--	$0.30	$0.20